Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-206547, 333-211663, and 333-225481) and Form S-3 (File No. 333-219255) of our report dated February 27, 2019, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and Subsidiaries (the Company) and the effectiveness of the Company’s internal control over financial reporting, which reports appear in the Company’s 2018 annual report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

February 27, 2019